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                                [Letterhead]

                                                                 Exhibit 10-13

December 22, 1999


Mr. Mark R. Tauscher
22421 NE 140th Way
Woodinville, WA 98072

Dear Mark:

I am delighted you have accepted our of employment to join the PLC Medical Systems ("PLCM") team as of December 17, 1999 on the following terms:

         1) TITLE AND POSITION: President, Chief Executive Officer and Member of the Board of Directors reporting to the Board of Directors.

         2) BASE SALARY: $9,615.39 biweekly or $250,000 annualized. Since you will be on vacation until January 17th, 2000, PLCM will pay you $1,000 until that date when your compensation will be at the $250,000 per year salary. Salary reviews are performed annually in December with increases January 1st. Your first scheduled review will be in December 2000.

         3) BONUS: You will be eligible for a bonus targeted at 50% based on performance goals to be agreed upon initially with the Chairman. The bonus will start at 70% achievement level and may exceed 50%. The first year bonus will be calculated on mutually agreed achievable goals.

         4) FRINGE BENEFITS: You will be eligible to receive such benefits as are generally provided to other employees in accordance with PLCM policy as then in effect from time to time. PLCM retains the right to change, or cease a particular benefit. Present benefits include two weeks paid vacation earned on a monthly basis (to be taken at mutually satisfactory times), medical, dental, short and long term disability and life insurance benefits, and participation in PLCM's 401(k) plan after completing one full calendar quarter. In addition, PLCM will pay for your COBRA benefits for 3 to 6 months while your family is in Washington. You will receive an automobile allowance of $1,000 per month. Your vacation will be four weeks.

         5) STOCK OPTIONS: The Board of Directors has approved a stock option grant for you for 350,000 shares of PLCM common stock, which vest 20% upon onset of employment and 5% per quarter on quarterly anniversary date of the


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Mark R. Tauscher
December 22, 1999
Page 2

                  commencement of employment. The exercise price of incentive stock options is the fair market value of the stock on the date of the grant. Any stock option grant is subject to your execution and compliance with the applicable Stock Option Plan and form of stock option agreement in effect at the time of the grant. The options will be allocated to Incentive Stock Options to the extent allowed, with the balance being non-qualified options. The Board will consider annual increases of up to 50,000 shares based on performance.

         6) NON-COMPETITION: In consideration of your employment by PLCM, you agree to enter into the Non-competition, Proprietary Information and Inventions Agreement ("the Agreement") attached to this letter. By agreeing to these terms, you are, of course, also warranting to PLCM that you are free and able to join us and are not subject to any prior employment restrictions that would prohibit you from devoting your full energies to PLCM. It is understood that the Agreement would not prohibit you from employment with a competitor if you are employed in an area unrelated to our business as defined in the Agreement.

         7)       SMOKING: PLC Medical Systems is a smoke free facility.

         8) RELOCATION: PLCM will pay for your reasonable moving expenses, including cost of moving, cost of selling your house in Washington, closing costs of buying a house in Massachusetts, cost of flying family here and a reasonable number of house hunting trips and will include a gross up of non-deductible expenses. We will attempt to utilize a relocation service if it will provide tax benefit to PLCM without impacting your tax situation. If needed, PLCM will arrange a bridge loan for the time between purchase of a home in Massachusetts and sale of your home in Washington [which bridge loan will be secured by a mortgage on your home in Washington].

         9)       SEVERANCE BENEFITS: If your employment with PLCM is terminated
                  (i) by PLCM without "Cause" (as defined below) or (ii), for "Good Reason" (as defined below) with [12] months after a Change of Control (as defined below), PLCM shall pay you one-half of the Severance Amount (as defined below) on termination of your employment with PLCM, and the other half of the Severance Amount shall be payable in nine equal installments over a nine month period following such termination.

                  For purposes of this Paragraph 9, "Cause" means (a) good faith finding by PLCM that (i) you have failed to perform your reasonably assigned duties for PLCM [and have failed to remedy such failure within 10 days following written notice from PLCM to you notifying you of such failure], or (ii) you have


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Mark R. Tauscher
December 22, 1999
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                  engaged in dishonesty, gross negligence or misconduct, or (b)
                  your conviction of, or the entry of as pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony. Under (a) (i) your Severance Amount will be reduced by one-half the amount paid if your employment is terminated without "cause" Under (a) (ii) and (b) you will be paid no Severance Amount.

                  For purposes of this Paragraph No. 9, the "Severance Amount" means an amount equal to the product of 1.5 and the sum of (a) your highest annualized base salary during the three-year period prior to the termination of your employment with PLCM (the "Applicable Base Salary") and (b) your previous calendar year's bonus (or, if you have been employed by PLCM for less than one year, a bonus equal to 50% of the Applicable Base Salary)

                  For purposes of this Paragraph No. 9, "Good Reason" means, in summary: (i) a diminution in your position, authority or responsibilities; (ii) a material reduction in your salary or benefits; or (iii) your relocation more than [100] miles from Franklin, Massachusetts.

                  For purposes of the Paragraph No. 9, "Change of Control" means, in summary: (i) the acquisition by a party or a group of 35% or more of the outstanding stock of PLCM; (ii) a change, without Board of Directors approval, of a majority of the Board of Directors (whether occurring on one date or over time); (iii) the acquisition of PLCM by means of a reorganization, merger, consolidation or asset sale; or (iv) the approval of a liquidation or dissolution of PLCM.

This letter, together with the Non-Competition, Proprietary Information and Inventions Agreement, constitutes our entire offer regarding the terms and conditions of your employment by PLCM. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The terms of your employment shall be governed by the law of the Commonwealth of Massachusetts. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim concerning any aspect of your employment relationship with PLCM shall be governed by the internal laws of the Commonwealth of Massachusetts (excluding the conflicts of law principles thereof).

We agree that your employment with PLCM commence effective as of December 17, 1999. We understand you will be taking a vacation through January 16th and will pay you $1,000 for that time. We look forward to your return on January 17, 2000.

If these terms are agreeable to you, please sign and return the copy of this letter enclosed for that purpose.


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Mark R. Tauscher
December 22, 1999
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Mark, I am very enthusiastic about you becoming President and CEO of PLCM and look forward to working with you.

Sincerely,

/s/ Edward H. Pendergast
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Edward H. Pendergast
President

Enclosures

Agreed:

/s/ Mark R. Tauscher
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Mark R. Tauscher

Date: 12-23-99